SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 0)1


                               Kodiak Oil & Gas Corp.
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                                (Name of Issuer)


                                   Common Stock
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                         (Title of Class of Securities)


                                   50015Q100
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                                 (CUSIP Number)


                                  March 3, 2006
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

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1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

                         (Continued on following pages)

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Spindrift Partners, L.P.
         87-0504461
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2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]
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3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Massachusetts
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                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  4,285,400
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          4,285,400
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,285,400
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.79%
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12.      TYPE OF REPORTING PERSON
         PN
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1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Wellington Hedge Management, LLC
         04-3215301
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2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  4,285,400
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          4,285,400
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,285,400
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.79%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         CO
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1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Wellington Management Investment, Inc.
         56-2553698
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Massachusetts
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  4,285,400
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          4,825,400
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,825,400
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.79%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

                Kodiak Oil & Gas Corp.

Item 1(b).   Address of Issuer's Principal Executive Offices:

                  1625 Broadway
		  Suite 330
		  Denver, CO 8020

Item 2(a).   Name of Person Filing:

             This schedule is filed on behalf of
             Spindrift Partners, L.P.(''Spindrift Partners''), a Massachusetts limited partnership, Wellington Hedge Management, LLC,
             (''WHML'') a Massachusetts limited liability company which is the sole general partner of Spindrift Partners, and Wellington Management Investment, Inc. (''WMII''), a
             Massachusetts Corporation which is the managing member of WHML.


Item 2(b).   Address of Principal Business Office or, if None,
             Residence:

                  c/o Wellington Management Company, LLP
		  75 State Street
                  Boston, MA  02109

Item 2(c).   Citizenship:

                  Massachusetts

Item 2(d).   Title of Class of Securities:

                  Common Stock

Item 2(e).   CUSIP Number:

                  50015Q100

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)  [ ] Broker or dealer registered under Section 15 of the Act.

        (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.

        (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G); see item 7;

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

             If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

Item 4.      Ownership.
             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount Beneficially Owned: Spindrift Partners, WHML and WMII each beneficially own 4,285,400 shares of the Common Stock of the Issuer.

        (b)  Percent of Class: 5.79%

        (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote  0
                                                                ----------
               (ii)   shared power to vote or to direct the
                      vote                                      4,285,400
                                                                ----------
               (iii)  sole power to dispose or to direct the
                      disposition of                            0
                                                                ----------
               (iv)   shared power to dispose or to direct the
                      disposition of                            4,285,400
                                                                ----------

          -----------        ----------------

Item 5.      Ownership of Five Percent or Less of Class.
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

             [ ]

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.


             Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not Applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not Applicable.

Item 9.      Notice of Dissolution of Group.

             Not Applicable.

Item 10.     Certification.
             -------------

          (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection withor as a participant in any transaction having that purpose or effect. "

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Spindrift Parnters, L.P.

                                By: Wellington Hedge Management, LLC
                                Its General Partner

                                By: Wellington Management Investment, Inc.
                                Its Managing Member


                                By:  --//Gregory S. Konzal//--
                                     --------------------------------------
                                Name:    Gregory S. Konzal
                                Title:   Vice President
                                Date:    April 5, 2006